Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

JEFFERIES GROUP, INC.,

JSP HOLDINGS, INC.

AND

JASPER MERGER SUB, INC.

This Agreement and Plan of Merger (this “Agreement”), dated as of November 11, 2012, is made by and among Jefferies Group, Inc., a Delaware corporation (“Jefferies”), Jasper Merger Sub, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Jefferies (“Merger Sub One”) (Jefferies and Merger Sub One, when referred to individually, each a “Constituent Corporation” and when referred to collectively, the “Constituent Corporations”), and JSP Holdings, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Jefferies (“New Jefferies”).

WHEREAS, Jefferies owns all of the outstanding shares of capital stock of New Jefferies;

WHEREAS, New Jefferies owns all of the outstanding shares of capital stock of Merger Sub One;

WHEREAS, the Board of Directors of each of the Constituent Corporations has approved and declared it advisable and in the best interests of each of the Constituent Corporations and its respective stockholders that Merger Sub One be merged with and into Jefferies as permitted by the General Corporation Law of the State of Delaware (the “DGCL”) under and pursuant to the terms hereinafter set forth (the “First Merger”);

WHEREAS, the Board of Directors of Jefferies has recommended that the stockholders of Jefferies approve and adopt this Agreement and the transactions contemplated thereby;

WHEREAS, the Board of Directors of Merger Sub One has recommended that the sole stockholder of Merger Sub One approve and adopt this Agreement;

WHEREAS, the First Merger is the first step in a series of transactions set forth in the Agreement and Plan of Merger, dated as of the date hereof, among Jefferies, New Jefferies, Merger Sub One, Leucadia National Corporation, and Limestone Merger Sub, LLC (the “Second Merger Agreement”);

WHEREAS, for federal income tax purposes, it is intended that the First Merger and the LLC Conversion (as such term is defined in the Second Merger Agreement), taken together, shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement constitutes, and is adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, capitalized terms used herein and not defined have the meanings assigned to such terms in the Second Merger Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto have agreed as follows:

ARTICLE I

THE MERGER

1.01 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the First Effective Time (as such term is defined in Section 1.03 of this Agreement), Merger Sub One shall be merged with and into Jefferies and the separate corporate existence of Merger Sub One shall cease, and Jefferies shall be the surviving corporation in the First Merger (the “Jefferies Surviving Corporation”).

(b) At the First Effective Time, all assets and properties of every description, and every interest in such assets and properties, wherever located, and the rights, privileges, immunities, powers, franchises and authority of Merger Sub One shall vest in the Jefferies Surviving Corporation, and all obligations of Merger Sub One shall become the obligations of the Jefferies Surviving Corporation all as provided in the DGCL and the other applicable Laws of the State of Delaware.

1.02 Effects of the First Merger.

At the First Effective Time (as defined below), by virtue of the First Merger, and without any action on the part of any stockholder of Jefferies or Merger Sub One:

(a) Conversion of Merger Sub One Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub One (the “Merger Sub One Common Stock”), issued and outstanding immediately prior to the First Effective Time, shall be automatically converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Jefferies Surviving Corporation and those shares of the Jefferies Surviving Corporation shall constitute the only outstanding shares of capital stock of the Jefferies Surviving Corporation.

(b) Conversion of Jefferies Common Shares. Each share of common stock, par value $0.0001 per share, of Jefferies (each, a “Common Share”), issued and outstanding immediately prior to the First Effective Time shall be automatically converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of New Jefferies (each, a “New Jefferies Common Share”).

(c) Conversion of Jefferies Preferred Shares. Each share of Preferred Shares, par value $0.0001 per share of Jefferies (each, a “Preferred Share”, and along with the Common Shares, the “Jefferies Stock”), issued and outstanding immediately prior to the First Effective Time shall, except as provided for in Section 1.05, be automatically converted into and become one validly issued, fully paid and non-assessable share of preferred stock, par value $0.001 per share, of New Jefferies (the “New Jefferies Preferred Share”).

(d) New Jefferies Common Stock. Each New Jefferies Common Share issued and outstanding immediately prior to the First Effective Time that is owned by Jefferies shall be automatically cancelled and no consideration shall be issued in respect thereof.

(e) Jefferies Awards and/or Other Securities of Jefferies. Jefferies shall take all requisite actions so that as of the First Effective Time, each right of any kind, contingent or accrued, to receive Common Shares or benefits measured in whole or in part by the value of a number of Common Shares granted under the Jefferies Group, Inc. Incentive Compensation Plan, the Jefferies Group, Inc. 1999 Directors’ Stock Compensation, or the Jefferies Deferred Compensation Plan (together, the “Jefferies Award Plans”, and each such right, an “Award”), whether vested or unvested, that is outstanding immediately prior to the First Effective Time shall, automatically and without any action on behalf of the holder thereof, be converted into an Award, as the case may be, denominated in New Jefferies Common Shares with each Common Share subject to each such Award immediately prior to the First Effective Time converted into a New Jefferies Common Share. For the avoidance of doubt, all terms and conditions applicable to each such Award immediately prior to First Effective Time shall, except as provided in the immediately preceding sentence, remain in effect immediately after the First Effective Time. The conversion of Awards pursuant to this Section 1.02(e) shall occur in such manner so as to avoid the imposition of any penalty or other taxes under Section 409A of the Code. New Jefferies shall remain subject to the obligations of Jefferies with respect to any such Award immediately after the First Effective Time. Following the First Effective Time and contingent upon the Second Effective Time (as such term is defined in the Second Merger Agreement), the Awards shall be treated in the manner set forth in Section 2.2(g) of the Second Merger Agreement.

1.03 Effective Time of the First Merger. Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of the DGCL (the “First Certificate of Merger”) and shall make all other filings or recordings required under the DGCL in connection with the First Merger. The First Certificate of Merger will provide that the First Merger shall become effective at such time as is agreed to by the parties and specified in the First Certificate of Merger (the time at which the First Merger becomes effective is herein referred to as the “First Effective Time”).

1.04 No Exchange of Stock Certificates is Required. Each outstanding certificate representing shares of Jefferies Stock shall be deemed for all purposes, from and after the First Effective Time, to represent the same number of shares of New Jefferies into which such shares of Jefferies Stock shall be converted in the First Merger. Each outstanding certificate representing shares of Merger Sub One Common Stock shall be deemed for all purposes, from and after the First Effective Time, to represent the same number of shares of common stock of Jefferies Surviving Corporation into which such shares of Merger Sub One Common Stock shall be converted in the First Merger. Holders of outstanding certificates representing shares of Jefferies Stock or Merger Sub One Common Stock, as applicable, shall not be asked to surrender such certificates for cancellation. The registered owner on the books and records of Jefferies or Merger Sub One, as applicable, of all such outstanding certificates shall have and be entitled to exercise all voting and other rights with respect to and to receive dividends and other distributions upon the shares of capital stock of New Jefferies or the capital stock of the Jefferies Surviving Corporation, as applicable, represented by such outstanding certificates.

1.05 Dissenting Shares. Preferred Shares that are issued and outstanding immediately prior to the First Effective Time, and that are held by holders who have not voted in favor of or consented to the transactions contemplated by this Agreement and who are entitled to demand and have properly demanded their rights to be paid the fair value of such Preferred Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”), shall not be canceled and converted into New Jefferies Preferred Shares, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that (a) any cash award required to be paid to a stockholder under Section 262 of the DGCL shall be paid by the Jefferies Surviving Corporation, and (b) if any such holder of Preferred Shares shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, such holder’s Dissenting Shares shall no longer be considered Dissenting Shares for purposes of this Agreement and such holder’s Preferred Shares shall thereupon be deemed to have been converted, at the First Effective Time, as set forth in Section 1.02(c).

1.06 Tax Consequences. For federal income tax purposes, the First Merger and the LLC Conversion, taken together, are intended to constitute a reorganization within the meaning of Section 368(a) of the Code.

1.07 Closing. Subject to and in accordance with the terms and conditions of this Agreement, the closing of the First Merger shall take place as soon as reasonably practicable after satisfaction of the conditions precedent in Section 6.01 of this Agreement, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, unless another date or place is agreed in writing by the parties to this Agreement.

ARTICLE II

CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS

2.01 Certificate of Incorporation and Bylaws of Jefferies Surviving Corporation. The Certificate of Incorporation and Bylaws of Jefferies shall be unaffected by the First Merger, and, the Certificate of Incorporation and Bylaws in effect immediately prior to the First Effective Time shall continue in effect as the Certificate of Incorporation and Bylaws of the Jefferies Surviving Corporation, until amended or repealed in accordance with the provisions thereof and of applicable law.

2.02 Directors. From and after the First Effective Time, the directors of Jefferies in office immediately prior to the First Effective Time shall be the directors of the Jefferies Surviving Corporation and shall continue to hold office until their successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Jefferies Surviving Corporation or as otherwise provided by law.

2.03 Officers. All persons who are officers of Jefferies immediately prior to the First Effective Time shall remain as officers of the Jefferies Surviving Corporation until the Board of Directors of the Jefferies Surviving Corporation shall otherwise determine. The Board of

Directors of the Jefferies Surviving Corporation may elect or appoint such additional officers as it may determine in accordance with the Certificate of Incorporation and Bylaws of the Jefferies Surviving Corporation or as otherwise provided by law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF JEFFERIES

Jefferies represents and warrants to Merger Sub One as follows:

3.01 Organization, Standing, and Power. Jefferies is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

3.02 Capital Structure. The authorized capital stock of Jefferies is as set forth in Section 3.2(a) of the Second Merger Agreement and as of the date stipulated in Section 3.2(a) of the Second Merger Agreement.

3.03 Authority; Execution and Delivery; Enforceability.

(a) Jefferies has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the approval referred to in Section 3.03(c) hereof, to consummate the First Merger. Jefferies’ execution and delivery of this Agreement and consummation of the First Merger have been duly authorized by all necessary corporate action on the part of Jefferies, subject to receipt of approval of the stockholders of Jefferies. Jefferies has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) The Board of Directors of Jefferies has duly and unanimously adopted resolutions (i) approving, adopting and declaring advisable this Agreement; (ii) determining that entering into this Agreement is in the best interests of Jefferies and its stockholders; and (iii) recommending that the stockholders of Jefferies approve and adopt this Agreement and the transactions contemplated thereby.

(c) The affirmative vote of the holders of a majority of the outstanding Common Shares on the record date for the determination of stockholders entitled to vote at the Jefferies Meeting in favor of the adoption of the First Merger Agreement and, if applicable, the affirmative vote of a majority of the outstanding Common Shares and a majority of the outstanding Preferred Shares, each voting as a separate class, to approve the Preferred Stock Amendment are the only votes of holders of Common Shares and Preferred Shares required to consummate the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MERGER SUB ONE

Merger Sub One represents and warrants to Jefferies as follows:

4.01 Organization, Standing, and Power. Merger Sub One is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Since the date of its incorporation, Merger Sub One has not carried on any business or conducted any operations other than the execution of this Agreement, the Second Merger Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

4.02 Capitalization of Merger Sub One. The authorized capital stock of Merger Sub One consists of one thousand (1,000) shares of Merger Sub One Common Stock, all of which have been validly issued, are fully paid and nonassessable and are owned by New Jefferies free and clear of any Lien.

4.03 Authority; Execution and Delivery; Enforceability. Merger Sub One has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the First Merger. Merger Sub One’s execution and delivery of this Agreement and consummation of the First Merger have been duly authorized by all necessary corporate action on the part of Merger Sub One, subject to the adoption of this Agreement by New Jefferies, as sole stockholder of Merger Sub One. Merger Sub One has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The vote or consent of New Jefferies as the sole stockholder of Merger Sub One is the only vote or consent of the stockholders of Merger Sub One necessary to adopt this Agreement and approve the transactions contemplated hereby.

ARTICLE V

GOVERNING LAW

5.01 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

ARTICLE VI

CONDITIONS PRECEDENT

6.01 Conditions to Each Party’s Obligation to Effect the First Merger. The respective obligation of each party to effect the First Merger is subject to (a) the satisfaction or waiver (to the extent permitted therein) of the condition to closing set forth under Section 6.1(a) in the Second Merger Agreement and (b) a certificate of amendment to the certificate of incorporation and a certificate of designations, each with respect to creating for New Jefferies an authorized capital identical to that of Jefferies and to have the terms of the New Jefferies Preferred Shares identical to the Preferred Shares (after taking into account the filing and effectiveness of the Certificate of Amendment (as defined in the Second Merger Agreement)), shall have been filed with the Secretary of State of the State of Delaware and be effective in accordance with the DGCL.

ARTICLE VII

AMENDMENT AND TERMINATION

7.01 Amendment. At any time prior to the First Effective Time, whether before or after stockholder approval hereof, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Jefferies, New Jefferies and Merger Sub One, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Jefferies Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of Jefferies, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of Jefferies.

7.02 Termination. To the fullest extent permitted by Delaware law, this Agreement may be terminated, and the First Merger herein provided for may be abandoned, by mutual consent of the Boards of Directors of the Constituent Corporations at any time prior to the First Effective Time, notwithstanding any approval of this Agreement by the stockholders of either or both of the Constituent Corporations.

ARTICLE VIII

GENERAL PROVISIONS

8.01 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or electronic mail), each of which will constitute an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and will become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, e-mail or otherwise) to the other parties.

8.02 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement and without rendering invalid or unenforceable any terms in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, it is the parties’ intent that such provision will be interpreted to be only so broad as is enforceable.

8.03 Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Second Merger Agreement and the documents and agreements contemplated thereby, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties hereto, or any of them, with respect to the subject matter of this Agreement. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

8.04 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned party hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

JEFFERIES GROUP, INC.

By:	/s/ Richard B. Handler
	Name:	Richard B. Handler
	Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the undersigned party hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

JASPER MERGER SUB, INC.

By:	/s/ Michael Sharp
	Name:	Michael Sharp
	Title:	Authorized Officer

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the undersigned party hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

JSP HOLDINGS, INC.

By:	/s/ Michael Sharp
	Name:	Michael Sharp
	Title:	Authorized Officer

Signature Page to Agreement and Plan of Merger